Exhibit 4.19

LOAN AGREEMENT

This Agreement is made and entered into by the Parties below on December 9, 2019 in Beijing:

(1) Lender:

Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd., a wholly foreign owned enterprise established in China with its registered address at Room 208A, 2nd Floor, Building No. 14, South District of No. 46 Zhongguancun South Street, Haidian District, Beijing

(2) Borrower:

Jianning Dai, Chinese, ID No.: [REDACTED], address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing

WHEREAS:

The Borrower holds 56% equity interest in Beijing Zhong Zhi Information Technology Academy (hereinafter referred to as “Beijing Zhong Zhi”), a collective ownership (stock cooperative) enterprise with independent legal personality registered in Beijing, China;

The Lender, agreed to provide a loan of RMB560,000 to the Borrower.

NOW, THEREFORE, in order to identify the rights and obligations of any Party, the Parties hereof, through friendly negotiations, agree as follows:

1. Loan

1.1 Provision of the Loan

The Borrower applied to the Lender for the Loan. The Lender agreed to provide the Loan to the Borrower and disbursed the Loan in full to the Borrower on the date determined by the Lender and the Borrower.

1.2 Term of the Loan

The term of the Loan starts from the date on which the Loan was provided until ten (10) years thereafter. Should the Borrower not be able to repay the Loan in compliance with Article 1.4 of this Agreement due to the restrictions under applicable laws upon the expiry of the term, the term of the Loan shall be extended automatically until such time when the applicable laws permit the repayment in such mode and the Lender agrees to accept the repayment by the Borrower in accordance with the mode of payment set forth in Article 1.4 herein.

Except as provided in Article 1.5 herein, the Borrower may not request to repay the Loan before the due date.

1.3 Use of the Loan

The Borrower hereby agrees and warrants that the Loan shall be used solely as capital contributed to Beijing Zhong Zhi for its business expansion. Without prior written consent of the Lender, the Borrower shall not make use of the Loan for any other purpose, nor shall the Borrower transfer, pledge or mortgage their equity interests or other rights and interests in Beijing Zhong Zhi to any third party other than the Lender or Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

1.4 Repayment of the Loan

Pursuant to applicable PRC laws, the Borrower shall repay the Loan by means of transferring their respective equity interests in Beijing Zhong Zhi to the Lender or any other person designated by the Lender; and the Borrower shall have no further obligations after so transferring as aforesaid.

Any profits or gains from the transfer by the Borrower of their equity interests in Beijing Zhong Zhi shall be paid back to the Lender or the person designated by the Lender in accordance with provisions hereof.

1.5 Advance Repayment of the Loan

During the term of the Loan, as extended pursuant hereunder, the Borrowers shall be liable, jointly and severally, to repay their respective portions of the Loan prior to its due date upon the written request of the Lender if any of the following events occurs:

(1)	any Borrower dies or becomes incapacitated, or becomes limited in its capacity for civil conduct;

(2)	any Borrower leaves, resigns from, or is suspended or dismissed from, the post at the Lender or the Lender’s associated companies;

(3)

any Borrower transfers, without the Lender’s consent, its equity interest in the Lender or in the Lender’s other associated companies held by such Borrower to any third party not contemplated by this Agreement;

(4)	any Borrower commits a criminal act or is involved in criminal activities;

(5)	any third party not contemplated hereunder raises a claim to any Borrower for over RMB 500,000; or

(6)

in accordance with applicable laws, a foreign entity is able to solely operate a value-added telecommunication business, and the relevant authorities have started to examine and approve application for such business.

Pursuant to the applicable laws, the Lender is entitled, but not obliged, to purchase, or designate any other person not contemplated by this Agreement to purchase, at any time all or part of the Borrower’s equity interests in Beijing Zhong Zhi at any price agreed to by all Parties.

2. Transfer of this Agreement

The Borrower may not transfer any of its rights and/or obligations hereunder to any third parties without the prior written consent of the Lender. After notice to the other Party, the Lender may transfer any of its rights and/or obligations hereunder to any third party designated by the Lender.

3. Representations, Warranties and Undertakings

The Borrower is a PRC citizen with completely independent legal status, and is legally competent to execute, deliver and perform this Agreement. The Borrower may sue or be sued in a litigation.

The Borrower warrants that it shall not, without the Lender’s prior written consent, transfer, pledge or mortgage their respective equity interests or other rights and interests in Beijing Zhong Zhi to any third party other than the Lender or Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

In order to ensure the stability of the value of the equity interests of Beijing Zhong Zhi which form the basis for the Borrower to repay the Loan, the Borrower shall ensure standard operations of Beijing Zhong Zhi. The Borrower undertakes to execute an irrevocable shareholders proxy agreement to empower the Lender or any other person designated by the Lender to exercise any and all shareholder rights the Borrower may exercise in Beijing Zhong Zhi.

4. Confidential Terms

Each Party hereby agrees that it shall endeavor to take reasonable measures to keep confidential the other Party’s confidential materials and information (hereinafter referred to as “Confidential Information”) known or acquired by such Party due to the execution and performance of this Agreement. Without the prior written consent of the owner of the aforesaid Confidential Information, no Party shall divulge, grant or transfer to any third party such Confidential Information. Upon the termination of this Agreement, each Party shall, upon request, return to the owner of such Confidential Information, or destroy on its own, any documents, materials, software or other sources carrying such Confidential Information, delete any such Confidential Information from any relevant memory device and shall not continue to use such Confidential Information.

The Parties hereby agree that this article shall remain valid regardless of amendment, cancellation or termination of this Agreement.

5. Indemnification

Each Party shall indemnify the other Parties for, and hold the other Parties harmless against, any loss, damage, obligation and expense resulting from any litigation, claim or other request to the other Parties which occurs or arises out of such Party’s performance of its obligations under this Agreement and any commercial contract.

6. Effectiveness

This Agreement shall become effective upon its execution by the authorized representatives of all Parties hereto on the date first written above.

7. Governing Law and Dispute Resolution

The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

8. Force Majeure

“Force majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

Any Party encountering a force majeure event shall forthwith notify the other Parties in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

If the force majeure event lasts over ninety (90) days and the Parties fail to reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

9. Miscellaneous

9.1 Notice

Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:

(A) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B) Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark), or notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

(C) Notices sent by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission, as indicated on the document.

Lender: Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing

Fax: [REDACTED]

Tel: [REDACTED]

Attention: Yu Huang

Borrower: Jianning Dai

Address: Tower A, No. 20 Guogongzhuang Middle Street, Fengtai District, Beijing

Fax: [REDACTED]

Tel: [REDACTED]

9.2 Non-implied Waiver

The failure of one Party to exercise its rights to investigate the breach of any other Party under a special circumstance shall not be deemed as a waiver of such rights in other similar cases.

9.3 Severability

If any provision or portion of this Agreement is determined to be invalid, illegal, or unenforceable, or in conflict with public interests under any applicable PRC laws, the validity, legality and enforceability of the remaining provisions hereunder shall not in any way be affected or impaired. All Parties shall negotiate sincerely to reach an agreement to replace the invalid provision with a provision satisfactory to all Parties.

9.4 Copies

This Agreement is made in Chinese. This Agreement and its amendment or any other agreements (or documents) submitted based upon this Agreement can be executed in one or more counterparts. Any Party may sign one copy and send such copy by facsimile transmission to the other Parties, but shall forthwith send the original one. All signed documents shall constitute one and the same agreement (or documents), which shall become effective after all Parties sign one or more documents and send them to the other Parties (unless otherwise provided in the original of such documents).

9.5 Amendment

This Agreement can be amended only upon execution of a written document by all Parties.

[Signature Page to Loan Agreement]

Lender (Seal): Beijing Zhong Zhi Shi Zheng Data Information Technology Co., Ltd.

Authorized agent:	/s/ Yu Huang

Borrower: Jianning Dai

Signature:	/s/ Jianning Dai